Exhibit 99.1

WATERSTONE FINANCIAL, INC.
ANNOUNCES CLOSING OF STOCK OFFERING AND
COMPLETION OF CONVERSION TRANSACTION

Wauwatosa, Wisconsin, January 22, 2014 — Waterstone Financial, Inc., a Maryland corporation (the "Company") (NasdaqGS: WSBF), announced today that it has completed the "second step" conversion of Lamplighter Financial, MHC (the "MHC") and the Company's related stock offering, effective as of the close of business today. As a result of the closing of the conversion and offering, the Company is now the holding company for WaterStone Bank SSB (the "Bank").  The MHC and the Bank's former mid-tier holding company, also named Waterstone Financial, Inc., have ceased to exist. The results of the stock offering were previously reported in a press release dated January 17, 2014.

The Company's common stock is expected to trade on the Nasdaq Global Select Market under the trading symbol "WSBF" beginning on January 23, 2014.

Sandler O'Neill & Partners, L.P. acted as marketing agent for the Company in connection with the offering.  Luse Gorman Pomerenk & Schick, P.C. acted as legal counsel to Company in connection with the offering.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in the opening of trading due to market disruptions or exchange-related operational issues.
The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.